Exhibit 16.1

September 10, 2007

United States Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

On September 5, 2007, we resigned as independent registered public accountants for Desert Capital REIT, Inc., effective upon the earlier of the filing of the Company’s Form 10-Q for the period ended September 30, 2007, or November 15, 2007.

We have been furnished with a copy of the disclosures included in Item 4.01 of Form 8-K to be filed by Desert Capital REIT, Inc., and we agree with the statements made in those disclosures insofar as they relate to our Firm.

Eide Bailly LLP